EXHIBIT 99.1
FOR IMMEDIATE RELEASE
February 25, 2026

Darling Ingredients Director Gary Mize to retire from Board at Annual Meeting; Robert
Aspell elected to Board of Directors

IRVING, Texas – Darling Ingredients Inc. (NYSE: DAR), today announced that long-time board member Gary Mize has informed the board that he plans to retire, effective at the company’s 2026 Annual Meeting of Stockholders. Mr. Mize will remain a director and maintain his committee membership through the 2026 Annual Meeting.

Additionally, the company announced that Robert Aspell has been elected to the board as an independent director, effective immediately. Mr. Aspell will serve on the board’s Audit Committee.

Mr. Mize joined the Darling Ingredients Board of Directors in 2016 and has served as its Lead Director since 2021. His career includes tenure as a partner and business owner at MR & Associates, a consulting and advisory firm focused on agricultural-based enterprises.

“On behalf of the board of directors, I would like to thank Gary for his many years of dedicated service,” said Randall C. Stuewe, Chairman and Chief Executive Officer. “Gary’s significant and meaningful contributions to Darling Ingredients have helped transform our company. His extensive knowledge and experience in the agribusiness industry helped us grow and expand our global footprint. We wish Gary all the best in retirement.”

Mr. Aspell brings 40 years of global, agriculture-based business experience from his leadership at Cargill. During his senior assignments in China, Egypt, Europe and Mexico, he successfully navigated regulatory and geopolitical complexity while managing risk across diverse environments. His career includes leading operational, supply chain and commercial organizations, and advancing strategic growth in both mature and emerging regions. He also played a key role in driving mergers, acquisitions and integrations across the global food and agriculture value chain.

“We are pleased to welcome Robert to our board of directors,” said Stuewe. “Robert’s broad international experience and decades of operational leadership in the agribusiness sector bring valuable insight to our board. His seasoned judgment and global business insight further strengthen our board’s strategic oversight, as we continue advancing organizational growth and delivering value to our shareholders.”

About Darling Ingredients
A pioneer in circularity, Darling Ingredients Inc. (NYSE: DAR) takes material from the animal agriculture and food industries, and transforms them into valuable ingredients that nourish people, feed animals and crops, and fuel the world with renewable energy. The company operates over 260 facilities in more than 15 countries and processes about 15% of the world’s animal agricultural by-products, produces about 30% of the world’s collagen (both gelatin and hydrolyzed collagen), and is one of the largest producers of renewable energy. To learn more, visit darlingii.com. Follow us on LinkedIn.

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Darling Ingredients Contacts
Investors: Suann Guthrie
Senior VP, Investor Relations and Global Affairs
(469) 214-8202; suann.guthrie@darlingii.com

Media: Jillian Fleming
Director, Global Communications
(972) 541-7115; jillian.fleming@darlingii.com